Exhibit 99.1

Syntel Reports Second Quarter 2009 Financial Results

Highlights:

•	Q2 revenue of $100.1M

•	Q2 EPS of $0.61 per diluted share

•	Q2 cash & short term investments of $158.6M

TROY, Mich. – July 29, 2009 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the second quarter, ended June 30, 2009.

Second Quarter Financial Highlights

Syntel’s revenue for the second quarter decreased three percent to $100.1 million, compared to $103.4 million in the prior-year period, but increased four percent sequentially from $96.4 million in the first quarter of 2009. Revenue improvement was the result of increased traction in cost-reduction services and appreciation in the Indian rupee. During the second quarter, Applications Outsourcing accounted for 72 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 19 percent, e-Business contributing seven percent and Team Sourcing at two percent.

The Company’s gross margin improved to 48.2 percent in the second quarter, compared to 41.1 percent in the prior-year period and 46.5 percent in the first quarter of 2009. Selling, General and Administrative (SG&A) expenses were 20.8 percent in the second quarter, compared to 19.1 percent in the prior-year period and 19.4 percent in the previous quarter. Syntel’s income from operations was 27.4 percent in the second quarter as compared to 22.1 percent in the prior-year period and 27.1 percent in the first quarter of 2009.

Operating margins during the quarter were favorably impacted by improved employee productivity and proactive cost management. These benefits were offset by a four percent appreciation in the Indian Rupee which increased both direct costs and SG&A expenses. The negative impact of currency appreciation on operating margin was partially offset by gains in currency hedging, which increased second quarter “other income”.

Net income for the second quarter was $25.1 million or $0.61 per diluted share, compared to $17.4 million or $0.42 per diluted share in the prior-year period and net income of $27.3 million or $0.66 per diluted share in the first quarter of 2009.

Operational Highlights

“Syntel was encouraged by improved stabilization in the marketplace and the increasingly positive discussions initiated with our clients during the quarter,” said Chief Executive Officer and President Keshav Murugesh. “While discretionary projects remain sidelined, customers are beginning to once again look at cost reduction initiatives which are aligned with their longer-term strategic objectives.”

“The timing of new project starts and changes in the marketplace are uncertain going forward. However, based on today’s economic environment and our current visibility levels, we believe that the second quarter revenue run-rate represents a minimum level for the balance of 2009. Syntel will continue to focus on driving key investment initiatives and proactive cost management in the second half of the year with the objective of properly positioning the company for long-term sustainable growth.”

2009 Guidance

Based on current visibility levels and an exchange rate assumption of 48.7 rupees to the dollar, the Company is updating 2009 guidance to reflect revenue of $395 to $415 million, and EPS in the range of $2.40 to $2.50.

Syntel to Host Conference Call

Syntel will discuss its second quarter results today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (877) 340-7912. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until August 5, 2009 by dialing (888) 203-1112 and entering “3402536”. International callers may dial (719) 457-0821 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of June 30, 2009, Syntel employed more than 11,300 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 12, 2009 and the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2009.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA))

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2009	2008	2009	2008
Net revenues	$100,102	$103,418	$196,536	$201,932
Cost of revenues	51,846	60,900	103,408	119,728

Gross profit	48,256	42,518	93,128	82,204
Selling, general and administrative expenses	20,845	19,703	39,569	40,231

Income from operations	27,411	22,815	53,559	41,973

Other income (expense), principally interest, net	2,325	(920)	3,310	89

Income before income taxes	29,736	21,895	56,869	42,062

Income tax expense	4,624	4,479	4,408	4,212

Net income	$25,112	$17,416	$52,461	$37,850

Dividend per share	$0.06	$0.06	$0.12	$0.12

EARNINGS PER SHARE:
Basic	$0.61	$0.42	$1.27	$0.92
Diluted	$0.61	$0.42	$1.27	$0.92

Weighted average common shares outstanding:
Basic	41,379	41,173	41,367	41,154

Diluted	41,479	41,332	41,457	41,308

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June, 30 2009	December, 31 2008
ASSETS

Current assets:
Cash and cash equivalents	$61,591	$65,031
Short term investments	97,055	67,293
Accounts receivable, net of allowance for doubtful accounts of $2,317 and $440 at June 30, 2009 and December 31, 2008, respectively	49,827	48,558
Revenue earned in excess of billings	11,409	6,506
Deferred income taxes and other current assets	22,813	19,373

Total current assets	242,695	206,761

Property and equipment	122,133	114,163
Less accumulated depreciation and amortization	47,966	40,385

Property and equipment, net	74,167	73,778

Goodwill	906	906

Deferred income taxes and other non current assets	16,503	13,400

	$334,271	$294,845

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$22,122	$23,942
Income taxes payable	341	8,630
Accounts payable and other current liabilities	21,809	25,420
Deferred revenue	3,869	5,116

Total current liabilities	48,141	63,108

Other non current liabilities	5,593	4,907

Total liabilities	53,734	68,015

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	280,537	226,830

Total liabilities and shareholders’ equity	$334,271	$294,845